Exhibit 21
List of Subsidiaries

Rollins Inc.
Orkin, LLC	Delaware
Orkin Systems, Inc.	Delaware
Orkin S.A de C.V.	Mexico
Orkin Expansion, Inc.	Delaware
PCO Acqusitions, Inc.	Delaware
Orkin Services of California, Inc.	Delaware
Orkin-IFC Properties LLC	Delaware
Rollins Continental, Inc.	New York
Rollins- Western Real Estate Holding LLC	Delaware
Western Industries North, LLC	Delaware
Western Industries South, LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
The Industrial Fumigant Company, LLC	Illinois
IFC services of California, Inc.	Delaware
International Food Consultants, LLC	Texas	40%
Crane Acquisition, Inc.	Delaware
Waltham Services, LLC	Georgia
TruTech, LLC	Delaware
B.D.D. Pest Control, Inc.	California
Wilco Enterprises Inc.	Virginia
PermaTreat Pest Control Company Inc.	Virginia
Rollins Wildlife Services, Inc.	Delaware
Critter Control, Inc.	Michigan
Critter Control Operations, Inc.	Delaware
Northwest Exterminating, LLC	Georgia
Jody Millard Pest Control, LLC	Tennessee
PCO Acquisitions, Inc.	Delaware	99%
Rollins Dutch Holdings C.V.	Netherlands
Rollins Investment LLC	Delaware
Rollins Dutch Holding CV	Netherlands	1%
Rollins Dutch Holdings C.V.	Netherlands
Rollins Netherlands BV	Netherlands
Orkin Canada Corporation	Ontario
PCO Services Holdings Inc.	Ontario
Critter Control Operations Canada Inc.	Ontario
Rollins Europe, B.V.	Netherlands
Rollins Australia Pty Ltd	Netherlands
ROL-WA Pty Ltd	Australia
ROL-ADMIN WA Pty Ltd	Australia
ROL-GSN Pty Ltd	Australia
Statewide Rollins Pty Ltd	Australia
Murray Rollins Pty Ltd	Australia
Rollins Australia Franchising Pty Ltd	Australia
Scientific PM Holding Pty Ltd	Australia
Rollins UK Holdings LTD	United Kingdom
Safeguard Pest Control and Environmental Services Limited	United Kingdom